EXHIBIT 99

                      American Stores Company
                    Employee Stock Purchase Plan



                         AMERICAN STORES COMPANY
                         -----------------------
                      EMPLOYEE STOCK PURCHASE PLAN
                      ----------------------------

1.  Purpose
    -------

   The American Stores Company Employee Stock Purchase Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of American Stores Company (the "Company") for eligible union and non-union employees of the Company and such other companies ("Participating Companies") as the Board of Directors of the Company (the "Board") shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation" as defined in Section 424(e) and (f) of the Internal Revenue Code of 1986 (the "Code"), (a "Corporate Affiliate") on the first day of the relevant Offering Period. It is further intended that the Plan shall qualify as an "employee stock purchase plan" as defined in Section 423 of the Code.

2.  Administration
    --------------

   (a) Administrative Body. The Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Board"), or its designee (the "Committee"). The Committee or its designee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee or its designee shall be final and binding on all parties who have an interest in the Plan.

   (b) Rule 16b-3 Limitations. Notwithstanding the provisions of Subparagraph 2(a), in the event that Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

3.  Effective Date and Term of Plan
    -------------------------------

   (a) Effective Date. The Plan was approved by the Board on March 21, 1995, and by the Executive Committee on April 1, 1995 and shall become effective on January 1, 1996, subject to approval by the holders of at least a majority of the Company's voting stock represented and voting at a duly-held meeting at which a quorum is present. If such shareholder approval is not obtained, then the Plan shall terminate and no purchase rights shall be granted.

   (b) Termination of Plan. The Plan shall continue in effect until the date on which all shares available for issuance under the Plan shall have been issued unless earlier terminated pursuant to Paragraph 9.

4.  Stock Subject to the Plan
    -------------------------

   (a) Number of Shares. The stock subject to the Plan shall be shares of the common stock of the Company which are authorized but unissued or which have been reacquired ("Common Stock"). In connection with the sale of shares under the Plan, the Company may repurchase shares of Common Stock in the open market or otherwise. The aggregate amount of Common Stock which may be issued pursuant to the Plan shall not exceed 7,000,000 shares (subject to adjustment as provided in Subparagraph 4(b)).

   (b) Adjustment. If any change is made in the Common Stock subject to the Plan, or subject to any purchase right granted under the Plan (through merger,







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consolidation, reorganization, recapitalization, stock
dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), appropriate adjustments shall be made as to (i) the class and maximum number of shares subject to the Plan, (ii) the class of shares purchasable by each participant, and (iii) the class and number of shares and price per share of stock subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

5.  Offering Periods
    ----------------

   Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods. Each Offering Period shall have a maximum duration of twenty-seven
(27) months. Unless otherwise designated by the Committee, each Offering Period shall begin on the first Wednesday of January, April, July and October ("Grant Date"), and end on the first Wednesday of the next succeeding three month period ("Exercise Date").

6.  Eligibility and Participation
    -----------------------------

   (a) General Rules. Unless excluded pursuant to Subparagraph 6(b), each employee of the Company or any of the Participating Companies who is employed on a part-time or full-time basis shall be an eligible employee on any date if, on that date he or she has completed one year of service for the Company or any of the Participating Companies.
An employee who has become an eligible employee before the first day of an Offering Period shall be eligible to participate in the Plan during that Offering Period. Each eligible employee may become a participant with respect to an Offering Period by executing such instruments as the Committee may specify and delivering them to such persons and at such time prior to the first day of the Offering Period as the Committee may specify.

   (b) Highly Compensated Employee. The Compensation and Stock Option Committee may exclude from participation in any Offering Period, all or a class of highly compensated employees within the meaning of Code Section 414(q) (or successor provision). If the Compensation and Stock Option Committee determines that a participant has become a member of an excluded class of employees, payroll deductions will cease for that participant, and payroll deductions collected and not applied to the purchase of stock will be held for the purchase of stock at the end of the Offering Period unless the participant elects to have the funds returned as soon as practicable.

   (c) Five Percent Owner. Under no circumstances shall purchase rights be granted under the Plan to any employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

7.  Purchase Rights
    ---------------

   Each participant shall be granted a separate purchase right for each Offering Period in which the individual participates. The purchase right shall be granted on the date on which such individual first joins the Offering
Period and shall be automatically exercised on the Exercise Date.

   Purchase rights shall be evidenced by instruments in such form as the Committee may from time to time approve, and shall conform to the following terms and conditions:


                                   2.





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   (a)        Exercise of Purchase Rights.  Payroll
deductions will be collected during each Offering Period and applied to the purchase of whole and fractional shares of Common Stock on the Exercise Date. A new Grant Date for the successive Offering Period will be fixed on the same day.

   (b) Purchase Price. The Purchase Price of each share purchased on any date within an Offering Period shall be the lower of (i) eighty-five percent (85%) of the fair market value per share of the Company's Common Stock on the Grant Date, or (ii) eighty-five percent (85%) of the fair market value per share of the Company's Common Stock on the Exercise Date.

   (c) Fair Market Value. For purposes of the Plan, the fair market value per share of the Company's Common Stock on any relevant day shall be the average of the highest and lowest quoted sales prices per share of Common Stock on the date in question as such price is officially quoted on the New York Stock Exchange Composite Transactions Tape. If there is no reported sale of Common Stock on such exchange on the date in question, then the fair market value shall be the average of the highest and lowest quoted sales prices per share as reported on the next preceding date for which such quotation exists.

   (d) Payroll Deductions. Payroll deductions shall begin with the first pay day following the participant's entry date into the Offering Period and shall (unless sooner terminated by the participant) remain in effect for successive Offering Periods. A participant may authorize payroll deductions of not less than a minimum amount specified by the Committee (initially five dollars ($5.00) per week), and not more than the participant's compensation paid during the payroll period, subject to the limitation in Subparagraph 7(k), to be contributed to the Plan. Compensation for this purpose will include straight time gross earnings, overtime pay, and bonuses paid to the participant during the pay period all before reduction for elective contributions under a 401(k) plan or cafeteria plan qualified under Section 125 (or a successor provision) of the Code, and will exclude severance payments, moving allowance and reimbursement of expenses or any other additional compensation paid to the participant during the pay period.

   (e)        Termination of or Changes to Payroll
Deductions. Unless a participant has irrevocably elected otherwise, the participant may terminate payroll deductions at any time by filing the appropriate form with the Committee subject to such advance notice as the Committee may require. All further payroll deductions will cease, and any payroll deductions previously collected from the participant shall be held for the purchase of shares on the next Exercise Date immediately following such termination, unless the participant elects to have the funds refunded as soon as practicable.
A participant may increase or decrease the rate of payroll deductions as determined by the Committee. The Committee shall determine, in its discretion, when such rate change shall become effective.

   (f) Termination of Employment. If a participant ceases to be employed by the Company or a Participating Company for any reason, including death or disability, prior to the end of an Offering Period, the participant's purchase right shall terminate and any payroll deductions previously collected from the participant shall be held for the purchase of shares on the next Exercise Date immediately following such termination, unless the participant or the deceased participant's estate, elects to have the funds refunded as soon as practicable. The Committee may provide, on a uniform basis with respect to any Offering Period, that an employee who is on a leave of absence will be deemed to have terminated employment after a specified period.

   (g) Proration of Purchase Rights. If the total number of shares of Common Stock for which purchase rights are to be granted on any date in accordance with the terms

                                   3.





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of the Plan exceed the number of shares then remaining
available under the Plan (after deduction of all shares for which purchase rights have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

   (h)        Exercise.  Each purchase right shall be
exercised automatically on the Exercise Date for the full number of purchasable shares, unless the purchase right has been previously terminated pursuant to Paragraph 7(e) or 7(f). Amounts not applied to the purchase of whole shares will be held for purchase of shares on the next Exercise
Date.

   (i) Assignability. Purchase rights under the Plan shall not be assignable or transferable by the participant other than by will or by the laws of descent and distribution and during the life of the participant shall be exercisable only by the participant.

   (j) Rights as Shareholder. A participant shall have no rights as a shareholder with respect to shares covered by any purchase right granted under the Plan until the purchase right is exercised. No adjustments will be made for dividends or other rights for which the record date is prior to the date of exercise.

   (k) Accrual Limitations. No purchase right shall permit the rights of a participant to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or a Corporate Affiliate to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

   (l) Other Provisions. Instruments evidencing purchase rights may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

8.            Company's Repurchase Right

   If a participant offers to sell shares acquired under the Plan before the expiration of the two-year restrictive period, the Participant must first offer the shares to the Company for repurchase at the lesser of (i) the original purchase price for such shares, or (ii) the fair market value of such shares at the time of the sale.

9.  Amendment and Termination
    -------------------------

   (a) Amendment. The Board may from time to time alter, amend, suspend, or discontinue the Plan following the close of any Offering Period with respect to any shares at any time not subject to purchase rights; provided that no such action of the Board may, without the approval of shareholders of the Company, (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of shares which may be issued under the Plan, or (iii) make any other change with respect to which the Board determines that shareholder approval is required by applicable law or regulatory standards.

   (b) Termination. The Board shall have the right, exercisable in its sole discretion, to terminate the Plan immediately following any Exercise Date. Should the Board elect to exercise such right, then no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected under the Plan.


                                  4.





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10.  No Employment Obligation
     ------------------------

   Nothing contained in the Plan (or in any purchase right granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any Corporate Affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Company or a Corporate Affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of a purchase right or to terminate such employee's employment at any time, with or without cause. However, nothing contained herein or in any purchase right shall affect any contractual rights of an employee pursuant to a written employment agreement.

11.  Use of Proceeds
     ---------------

   The cash proceeds received by the Company from the issuance of shares pursuant to purchase rights under the Plan shall be used for general corporate purposes.

12.  Regulatory Approval
     -------------------

   The implementation of the Plan, the granting of any purchase right under the Plan, and the issuance of Common
Stock upon the exercise of any such purchase right shall be subject to the Company's compliance with all applicable requirements of the 1933 Act, all applicable listing requirements of any securities exchange on which the Common
Stock is listed and all other applicable requirements established by law or regulation.

13.  Governing Law
     -------------

   To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of Utah.



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